 Exhibit 99.1

May 15, 2009

Re: ICON Income Fund Eight B L.P. (“Fund Eight B”)

Dear Registered Representative:

As you are aware from our previous correspondence, Fund Eight B entered into its Liquidation Period on June 17, 2007. During the Liquidation Period your clients receive distributions that are generated from net rental income and equipment sales when realized. In other words, distributions are no longer paid at a constant distribution rate on a regularly scheduled basis, and, therefore, the amount of distributions will fluctuate as the portfolio winds down and assets are sold. In some months the distribution could be larger than the current distribution, in some months the distribution may be smaller, and in some months there may not be any distribution.

We are writing to notify you in advance that, effective August 1, 2009 and continuing for several months thereafter, there will not be a distribution to the limited partners. We anticipate that distributions will resume in early 2010. However, this estimate is based on currently available information and may vary. Your clients will receive the following notification from us with their June 1, 2009 distribution advising them of this.

Should you have any questions please call your Marketing Director at (800) 435-5697 or our Investor Relations Department at (800) 343-3736.

Sincerely,

ICON Capital Corp.

June 1, 2009

Re: ICON Income Fund Eight B L.P. (“Fund Eight B”)

Dear Investor:

As you are aware from our previous correspondence, Fund Eight B entered into its Liquidation Period on June 17, 2007. During the Liquidation Period the distributions you receive are generated from net rental income and equipment sales when realized. In other words, distributions are no longer paid at a constant distribution rate on a regularly scheduled basis and, therefore, the amount of distributions will fluctuate as the portfolio winds down and assets are sold. In some months the distribution could be larger than the current distribution, in some months the distribution may be smaller, and in some months there may not be any distribution.

We are writing to notify you that, effective August 1, 2009 and continuing for several months thereafter, there will not be a distribution to the limited partners. We anticipate that distributions will resume in early 2010. However, this estimate is based on currently available information and may vary.

As always, if you have any questions, please contact our Investor Relations Department at (800) 343-3736.

Sincerely,

ICON Capital Corp.

ICON Capital Corp.                                                       150 Grossman Drive                                                                   Braintree, MA 02184